Exhibit 99.2

Regal Entertainment Group Announces Pricing

of $100 Million of Senior Notes

Knoxville, Tenn., Feb. 10, 2011 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC), announced today that it has priced its previously announced offering of $100 million aggregate principal amount of its 9.125% senior notes due 2018 (the “Notes”) at a price to the public of 104.5% of their face value.  The Notes will constitute additional securities under the Indenture, dated as of August 16, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the Company issued $275 million in aggregate principal amount of its 9.125% senior notes due 2018 on August 16, 2010 and $150 million in aggregate principal amount of its 9.125% senior notes due 2018 on January 7, 2011 (collectively, the “Prior Notes”).  The Notes will be treated as a single series with, and will have the same terms as, the Prior Notes and will be fungible with the Prior Notes.  The Company anticipates that the offering will close on or around February 15, 2011, subject to customary closing conditions.  The Company intends to use all of the net proceeds of the offering (i) to pay down a portion of the Company’s outstanding obligations under its senior credit facility, (ii) for general corporate purposes, which may include the redemption, repayment or repurchase of indebtedness and (iii) to pay fees and expenses related to the offering.

A registration statement on Form S-3, File No. 333-168703, relating to the Notes has been filed with the Securities and Exchange Commission and became effective upon filing.  Credit Suisse Securities (USA) LLC acted as book running manager for the offering.  To obtain a copy of a prospectus for this offering, please contact Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning the proposed offering of the Notes and the anticipated use of the net proceeds from such offering.  Although Regal believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from Regal’s expectations are disclosed in the risk factors contained in Regal’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world.  Regal’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,698 screens in 539 theatres in 37 states and the District of Columbia.  Regal operates theatres in 43 of the top 50 U.S. designated market areas.  We believe that the size, reach and quality of Regal’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Financial Contact:	Media Contacts:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com